Exhibit 99.1

GCT Semiconductor Holding, Inc. Provides Business Update and Reports Third Quarter 2025 Financial Results

Initial 5G product revenue coupled with backlog signal upcoming sales ramp

SAN JOSE, CA – November 12, 2025 – GCT Semiconductor Holding, Inc. (“GCT” or the “Company”) (NYSE: GCTS), a leading designer and supplier of advanced 5G and 4G semiconductor solutions, today provided an update on business developments and reported financial results for the third quarter ended September 30, 2025.

“2025GCT – Year of 5G” Program Update and Other Highlights

•
Completed successful sampling of 5G chipset and modules to all lead customers, who are actively progressing through their evaluation process and have subsequently provided increasingly positive feedback.

•	Received initial 5G product revenue during the third quarter of 2025 as part of the sampling with lead customers.
•
First 5G network operator has publicly signalled full-service activation before year-end 2025, marking the initial deployment in what is expected to be a multi-operator transition from chipset sampling to customer activation using GCT’s 5G platform.

•
Including sample shipments to-date, initial 5G chipset orders already exceed 2,500 units, underscoring strong early demand in the first stage of anticipated acceleration as network operator deployments scale.

•
Secured $10.7 million debt financing in September 2025 with the net proceeds allocated to accelerate final production readiness and preparations for mass production and volume shipments of the 5G chipsets as well as other working capital requirements.

“GCT is making strong strides in commercial readiness as we move toward full-scale 5G deployment,” said John Schlaefer, Chief Executive Officer of GCT. “Our lead customers have successfully completed sampling and have shared highly positive feedback. This includes public confirmation from a network operator regarding their 5G network launch at the end of 2025 based on GCT’s 5G chipset. With this we are confidently moving forward to prepare 5G product and our production flow for this first launch and other launches that are expected in 2026. Including sample shipments to date, initial 5G chipset orders already exceed 2,500 units. With production now ramping, momentum is building as we enter the commercialization phase in our Year of 5G and beyond.”

“Q3 marks a major milestone, as we recognized the initial product revenue from our 5G chipset sales,” said Edmond Cheng, Chief Financial Officer of GCT. “While the dollar amount is modest at this stage, this is the start of our planned revenue ramp as 5G moves from sampling into deployment. We expect operating efficiency to improve as volume shipments begin in late Q4 2025 or early Q1 2026. Supported by $8.3 million of cash on hand as of the end of the third quarter, we are well-positioned to scale production and meet growing customer demand.”

Third Quarter 2025 Financial Results

Results compare the 2025 fiscal third quarter ended September 30, 2025, to the 2024 fiscal third quarter ended September 30, 2024.

•	Net revenues were $0.4 million, an 84.0% decrease from $2.6 million.
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Gross margin for the three months ended September 30, 2024, was 62%. Our current gross margin for the three months ended September 30, 2025, is negative and not meaningful, as we continue to experience lower product revenue, which is currently not sufficient to fully absorb production overhead costs. This makes our current gross margins less indicative of the underlying profitability of our product and services. We expect operational efficiencies to improve as revenues increase after 5G product sales start contributing more significantly to our overall revenue commencing in Q1 2026.

•	Total operating expenses were $8.2 million, a 9.0% increase from $7.5 million.

Liquidity

The Company’s existing sources of liquidity as of September 30, 2025 include cash and cash equivalents of $8.3 million, net accounts receivable of $3.7 million, and inventory of $1.9 million. As a result of the completion of the registered direct offering in May 2025, the Company retains access to its effective ATM offering program of up to $75 million and has approximately $114 million of remaining availability under its $200 million shelf registration statement on Form S-3.

5G Outlook

The Company expects commercial shipments to commence late in the fourth quarter of 2025.

Conference Call

The Company will hold a conference call and live webcast at 4:30 p.m. ET or 1:30 p.m. PST, which will be open to the public. During the conference call, the Company will discuss business updates and review the financial results, followed by a Q&A period.

Date: Wednesday, November 12, 2025
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Dial-in information: Please register in advance of the call here.
Webcast (listen-only): To listen to the webcast use the following LINK.
A replay of the webcast will be available via the Investors section of the GCT website at investors.gctsemi.com.

About GCT Semiconductor Holding, Inc.

GCT is a leading fabless designer and supplier of advanced 5G and 4G LTE semiconductor solutions. GCT's market-proven solutions have enabled fast and reliable 4G LTE connectivity to numerous commercial devices such as CPEs, mobile hotspots, routers, M2M applications and smartphones, etc., for the world's top wireless carriers. GCT's system-on-chip solutions integrate radio frequency, baseband modem and digital signal processing functions, therefore offering complete 4G and 5G platform solutions with small form factors, low power consumption, high performance, high reliability, and cost-effectiveness. For more information, visit www.gctsemi.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1955. These forward-looking statements include, without limitation, the Company’s expectations with respect to its business operations; the expected timeline to commence shipment of 5G chipsets; the 5G outlook and anticipated growth of 5G markets and opportunities; the benefits of development agreements with partners; the ability for the Company to improve financial performance; the ability of the Company to raise sufficient capital to fund its operations; the ability of the Company’s technology and products to address new markets and meet customer demands; the execution of go-to-market strategies; and the anticipated size of addressable markets by the Company’s products. Words such as “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside the Company's control and are difficult to predict. Factors that may cause actual future events to differ materially from the expected results, include, but are not limited to: the ability of the Company to develop its 5G products and generate revenue; the ability to enter into and meet the obligations under partnership and collaboration agreements; the ability of the Company to grow and manage growth profitability and retain its key employees; the Company's financial and business performance, including the Company's financial projections and business metrics; changes in the Company's strategy, future operations, financial position, estimated revenues and losses, forecasts, projected costs, prospects and plans; the Company's inability to anticipate the future market demands and future needs of its customers; the impact of component shortages, suppliers' lack of production capacity, natural disasters or pandemics on the Company's sourcing operations and supply chain; the Company's future capital requirements and sources and uses of cash; the ability to implement business plans, forecasts, and other expectations, including the growth of the 5G market; the risk that the Company may not be able to repay its debt; the risk of economic downturns that affects the Company's business operation and financial performance; the risk that the Company may not be able to develop and design its products acceptable to its customers; actual or potential conflicts of interest of the Company's management with its public stockholders; macroeconomic conditions, including market conditions, global and economic conditions, labor disputes, inflationary impacts, and disruptions to the global supply chain; the imposition of duties and tariffs and other trade barriers and retaliatory countermeasures implemented by the U.S. and other governments; and other risks and uncertainties indicated from time to time in Company’s filings with the Securities and Exchange Commission (“SEC”), including the annual report on Form 10-K, and quarterly reports on Form 10-Q, and those disclosures under the "Risk Factors" section therein. The foregoing list of factors is not exhaustive. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.
Contacts:

•	Investor relations website: investors.gctsemi.com
•	Investor relations contact: Gateway Group, Ralf Esper, GCT@gateway-grp.com
•	Media contact: media@gctsemi.com

GCT Semiconductor Holding, Inc.
Consolidated Balance Sheets
(unaudited, in thousands, except per share amounts)

	September 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$8,343	$1,435
Accounts receivable, net	3,686	5,740
Inventory	1,905	2,977
Contract assets	5,631	5,107
Prepaid expenses and other current assets	2,302	2,332
Total current assets	21,867	17,591
Property and equipment, net	1,582	869
Operating lease right-of-use assets	412	849
Intangibles, net	10	65
Other assets	404	523
Total assets	$24,275	$19,897
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$1,053	$1,031
Contract liabilities	11	48
Accrued and other current liabilities	20,970	21,205
Common stock forward liability	4	315
Borrowings	59,413	37,626
Convertible promissory notes, current	5,287	—
Operating lease liabilities, current	372	697
Total current liabilities	87,110	60,922
Convertible promissory notes, net of current	—	4,947
Net defined benefit liabilities	7,913	7,055
Long-term operating lease liabilities	63	177
Income taxes payable	2,330	2,076
Warrant liabilities	6,923	3,750
Other liabilities	85	285
Total liabilities	104,424	79,212
Stockholders’ deficit:
Preferred stock	—	—
Common stock	6	5
Additional paid-in capital	515,603	501,195
Accumulated other comprehensive income	630	1,518
Accumulated deficit	(596,388)	(562,033)
Total stockholders’ deficit	(80,149)	(59,315)
Total liabilities and stockholders’ deficit	$24,275	$19,897

GCT Semiconductor Holding, Inc.
Consolidated Statements of Operations
(unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net revenues:
Product	$148	$1,715	$647	$4,111
Service	282	895	1,461	3,232
Total net revenues	430	2,610	2,108	7,343
Cost of net revenues:
Product	1,419	710	2,208	1,522
Service	61	274	484	1,321
Total cost of net revenues	1,480	984	2,692	2,843
Gross profit (loss)	(1,050)	1,626	(584)	4,500
Operating expenses:
Research and development	3,258	4,210	10,868	13,895
Sales and marketing	1,048	949	3,187	2,921
General and administrative	3,898	2,379	9,947	8,075
Gain on extinguishment of liability	—	—	—	(14,636)
Total operating expenses	8,204	7,538	24,002	10,255
Loss from operations	(9,254)	(5,912)	(24,586)	(5,755)
Interest expense	(1,783)	(667)	(4,385)	(3,509)
Gain (loss) on foreign currency transactions, net	1,320	(1,044)	(1,876)	1,244
Change in fair value of common stock forward liability	16	—	311	(586)
Change in fair value of common stock warrant liabilities	(3,812)	759	(3,173)	2,761
Change in fair value of convertible promissory notes	(164)	(165)	(340)	(1,354)
Other income (expenses), net	6	(31)	16	(21)
Loss before provision for income taxes	(13,671)	(7,060)	(34,033)	(7,220)
Provision for income taxes	178	61	322	187
Net loss	$(13,849)	$(7,121)	$(34,355)	$(7,407)
Net loss per common share:
Basic and diluted	$(0.25)	$(0.16)	$(0.67)	$(0.19)
Weighted average common shares outstanding:
Basic and diluted	55,462	45,645	51,619	38,418